Report and Valuation for

OMAGINE LLC

Land at Al Mawelah North

Sultanate of Oman

January 2015

Arabian Real Estate LLC
PO Box 947 PC 116

Sultanate of Oman

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1.	INSTRUCTION

In accordance with our proposal to Omagine LLC dated November 6th 2014 and your acceptance thereof on same date to provide you with a valuation of the property known as “Omagine” at Al Mawelah North, we are pleased to confirm that we, Arabian Real Estate LLC, Company registration number 1061295 and International Associate of Savills have now carried out our inspection and analysis and report below.

We have been advised that the valuation is required for loan security purposes in connection with filing for report with the United States of America Securities and Exchange Commission and we are to provide our opinion of the following:

■	A current day valuation of the Usufruct interest in the property assuming it is bare land, subject to no claims or disputes, financial or otherwise, with the benefit of the Development Agreement to allow future development as an Integrated Tourism Complex Development (ITC) and on the basis of Market Value reflecting the development model as proposed by Omagine LLC.

Definitions are contained in the General Principles at Appendix I.

We confirm that we have no conflict of interest with the subject property as defined in practice statement 1 of the Royal Institution of Chartered Surveyors (RICS) guidelines and we are acting as Independent Valuers. We confirm that the valuer is competent to value the interest in the above mentioned property and that this valuation has been prepared in accordance with the Professional Standards of the Royal Institution of Chartered Surveyors (RICS).

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2.	INTRODUCTION

The property was inspected on three occasions between 13th November 2014 and January 5th 2015 by Christopher J. Steel , Managing Partner of Arabian Real Estate LLC and the valuation has been undertaken by the aforementioned person, who is a Fellow of the Royal Institution of Chartered Surveyors.

The date of valuation is the date of this report.

Although we have undertaken an inspection of the property and its surrounding area, our inspection of the property was limited to parts thereof. Although access can be gained to most areas of the site, a four wheel drive vehicle is necessary owing to the sand terrain. In preparing our valuation, we have assumed that there are no visible matters affecting the property that would detrimentally affect our value reported herein.

The valuation has been undertaken in accordance with the practice statements in the RICS Appraisal and Valuation Manual dated January 2014. Our report is subject to the general Principles and Limiting Conditions as set out in Appendix I and II.

We have assumed that the property is free of encumbrances, restrictions or other outgoings of an onerous nature which would affect value, other than those which have been indicated to us. Regard is made to the Special Assumptions contained within Appendix IV.

3.	DOCUMENTATION

In preparing our valuation, we have been supplied with copies of the following documents:

■	Land area identification plan annexed hereto

■	Krooki number 01-05-12-01-1

■	Master plan concept and development area schedule (only reviewed, not verified for valuation purposes)

■	Usufruct Agreement dated August 2014

■	Development agreement dated October 2nd 2014 as archived below: https://www.sec.gov/Archives/edgar/data/820600/000101376214001138/exda.htm

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■	Construction costs as provided by Omagine LLC (only reviewed, not verified for valuation purposes)

Unless stated, we have not read any original documents of title and the valuation is totally dependent on the accuracy of the information supplied to us by the instructing party. Photocopies of documentation are assumed to be unaltered and any variant should be referred back to us as this may affect the valuation figures reported below.

4.	PURPOSE OF VALUATION

We understand that this valuation is required for the loan security purposes of the instructing party in report filing with the United States of America Securities and Exchange Commission. We have not been supplied with information relating to the role of the instructing party or their financing intentions for the subject property and undertake this valuation on the basis that any dealings that result from this valuation are undertaken in good faith and within the limits of international laws.

The values reported herein reflect the market value of the land on the basis as stated above, assuming the land is ready for development with only normal costs associated with preparation works required to allow its onward development. It is noted that the valuation assumes there are no ongoing disputes, outstanding finance arrangements or loans associated with the land in any form whatsoever and it is free of all liens, mortgages or claims.

In accordance with the requirements of the RICS, we recommend that before any financial transaction is entered into based upon this valuation, independent verification of the information contained within this report and the validity of the assumptions adopted is obtained.

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5.	LOCATION

SITUATION

The property is situated in Al Mawelah North which lies approximately 10 kilometers from Muscat International Airport and 39 kilometers from the port zone of Muttrah. The property is (via Route 1 and E 102) located approximately 428 kilometers drive from Dubai, United Arab Emirates.

The site lies in an important location, adjacent to (but separated by third party owned land plot) The Wave Muscat, Oman’s largest Integrated Tourism Complex to date. It lies in close proximity to major shopping malls and fast developing residential and commercial areas.

ACCESS

The property is approached from November 18th Street, leading to (the presently) un named road which forms a continuation of the former, or alternatively from Route 1 via Al Ishraq the roundabout from its southern boundary. Ingress and egress from the subject site is not restricted in any way. It is foreseen that owing to the ongoing expansion of the area in general, that the roadway fronting the site is likely to be upgraded to accommodate additional lanes in the same manner as the approach road adjacent to The Wave Muscat in the short term and certainly within the proposed timescale development period.

The site is also intersected by a newly constructed link road which connects the main frontage road to the Seeb conriche via roundabout at its northern junction. For the sake of this valuation we are assuming that alteration or deviation of this roadway will be permitted in accordance with master plan design requirements.

SURROUNDING PROPERTIES

The property is surrounded by partly developed property, formerly agricultural in nature, large swathes of undeveloped land and sporadic housing developments. To its north eastern boundary it fronts the Gulf of Oman. The immediate area has undergone significant development over the last decade, evolving from a primarily farmland area into one of medium to high density housing.

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6.	DESCRIPTION

GENERAL DESCRIPTION

The property comprises of a land plot of irregular shape comprising approximately 1,000,000 square meters (245 acres). The land has direct frontage to the Gulf of Oman to its north eastern aspect of approximately 1,050 meters, and fronts the main Seeb link road to its south western boundary.

The land is of generally flat nature although falls by approximately 2 meters from its southern aspects to the north/north east. It is of primarily sandy terrain and for the sake of this valuation is assumed as completely undeveloped. It is not apparent from our inspection whether there is any detrimental tide erosion to the site and for the sake of this valuation it is assumed there is none.

There is a ‘noor’, or wetland section to the site to its north western quadrant commencing just before the bisecting roadway which traverses the site. We are not aware if this land is restricted for development in any way and our valuation assumes full development potential is attainable without extraordinary costs with regard to land fill and drainage requirements .

Under the terms of development agreement, rights (with restrictions and limitations) to extended the land into the sea and effect reclamation works to create waterways are permitted with a generalized extension right of 130 meters from the present high to mid coastal tide mark.

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Note: Imagery for general identification purposes only and accuracy not to be relied upon.

There are no apparent visible detrimental factors that indicate there would be obstructions to development of the subject property area other than normally present with the development of coastal fronting landed property.

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7.	SERVICES

We have seen only limited information in relation to the services provided to the site but the sake of this valuation, we are assuming in line with Schedule 8 of the Development Agreement and in accordance with normal practice, civic utilities including water, drainage and electricity in such quantities as required for the site upon full development and completion would be provided up to the boundaries of the site in such locations and distribution to allow economic user thereof. All distribution therein would be to the cost of the hypothetical developer in the usual manner.

We have not arranged for any investigation to be carried out to determine ground or soil conditions and we are therefore unable to report that the property is free from risk in this respect. For the purpose of this valuation we have assumed that such investigation would not disclose the presence of any adverse conditions. We recommend that full soil and ground condition surveys are undertaken before development proposals are taken further.

8.	OCCUPANCY & TENURE

The site is assumed as a cleared and vacant site with no aspects affecting its future development thereon. For the sake of this valuation we are assuming that there are no rights to occupation of the land and that it is available with full vacant possession and it is cleared and vacant for development.

The site is held under the terms of an Usufruct agreement of term 50 years between The Government of Oman, Ministry of Tourism and Omagine LLC dated August 2014, transfer of which has been effected to Omagine LLC at an Usufruct fee of OMR. 90,000 per annum (less any land transferred to a third party on freehold basis). Under the terms of the Development Agreement dated October 2014, Schedule 14, the onward sale on a freehold basis from this is permitted subject to payment of a stipulated fee of OMR. 25 per square meter of onward transferred land (with provisions for upward revision over the course of the agreement). The valuation herein has regard to the terms and obligations of this.

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9.	PLANNING AND DEVELOPMENT ASSUMPTIONS

The Krooki for the land classifies it as Tourism use with no predetermined height, density or other restrictions. For the purpose of this valuation we are assuming planning and development allowances will be as permitted under the Development Agreement dated October 2014 and as realistically altered over the development period. There are conditions contained within the Development Agreement in terms of requirement to build within stipulated time scales and this valuation assumes all such conditions will be met and no default from the terms therein is likely.

For the purpose of this valuation we are assuming land will be developed in accordance with the design and massing proposals as developed by Omagine LLC and our stated Market Value herein reflects the Project Related Site value derived from these development assumptions. Any variance in terms of usage, density or otherwise could materially affect the value as stated herein.

This valuation assumes continuing political, economic and social stability within the Sultanate and its surrounding countries. Any change in such matters could materially affect the value reported herein and we cannot be held liable for such variances in any regard.

10.	CONDITIONS OF VALUATION

The valuation contained herein is given on the basis that the property is not subject to any unusual or especially onerous restrictions, encumbrances or outgoings and that good title can be shown; that the property and its value is unaffected by any matters which would be revealed by a local search and replies to usual enquiries, or by any statutory notice; and neither the property, nor its condition, nor its use, nor its intended use is, or will be, unlawful; and that the inspection of those parts which have not been inspected would neither reveal material defects nor cause the valuer to alter the calculation materially. The report is provided for the stated purpose and for the sole use of yourselves. It is confidential to yourselves and your client for the purpose to which it relates but may be disclosed to other professional advisors assisting yourselves in respect of that purpose only. The valuers accept responsibility to you alone that the report has been prepared with the skill, care and diligence reasonably to be expected of a competent surveyor, but accepts no responsibility whatsoever to any person other than the client. Any other person relies upon the report at his own risk. Neither the whole nor any part of this report or any references to it may be included in any published document, circular or statement nor published or reproduced in any way without our written approval of the form and the context in which it may appear.

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11.	VALAUTION

It is advised that the valuation has been carried out utilizing the comparative and residual methods of valuation.

Our opinion of the Market Value of the Usufruct Interest of the subject property and subject to the observations made herein here as at the date of valuation is:-

OMR. 295,000,000.000

Omani Rials Two Hundred Ninety Five Million Only

Valuation hereby certified and signed Date of valuation: January 10 2015 Christopher J. Steel FRICS Arabian Real Estate LLC Company Registration Number 1061295

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Appendix I

General Principles

Standard valuation assumptions

All valuations are carried out in accordance with the RICS Valuation - Professional Standards 2014 (Global Edition) (or as amended).

Unless agreed otherwise in writing, or stated otherwise in our Valuation Report, the following Standard Conditions of Engagement shall apply:

1.	INSPECTION

1.1	The Valuer will undertake a visual inspection of the exterior and interior of the property, to the extent which is accessible with safety and without undue difficulty, as can be seen whilst standing at ground level and within the boundaries of the site, and adjacent public/communal areas, and whilst standing at the various floor levels which the Valuer considers reasonable in order to provide the service having regard to its purpose. The Valuer will not carry out a building or structural survey or inspect those parts of the property which are covered, unexposed or inaccessible nor raise floor boards, move any fixed apparatus or arrange for a test of the electrical, heating or other services.

1.2	In preparing the report, unless otherwise stated by the Valuer, the following assumptions will be made which the Valuer is under no duty to verify:

a.	That no deleterious or hazardous materials or techniques were used in the construction of the property nor have since been incorporated.
b.	That inspections of those parts which have not been inspected would neither reveal material defects nor cause the Valuer to alter the valuation materially.

1.3	Our valuation assumes that all electronically operated or electronically controlled equipment at the property is not or will not be adversely affected by any computer virus or date related programming problems which may affect their operation.

2.	ENVIRONMENTAL CONSIDERATIONS

2.1	The Valuer does not undertake any environmental testing as part of a normal valuation inspection and will therefore usually report that enquiries have not revealed any contamination affecting the property or neighbouring property, which would affect the valuation. However, should it be established subsequently that contamination exists at the property, or on any neighbouring land, or that the premises have been or are being put to any contaminative use, this might reduce the values reported. When valuing property where the Valuer suspects contamination may exist this will be reported. If an approved Environmental Consultant is employed their report should be referred to the Valuer. The Valuer will then refer to the Consultant’s report in the valuation identifying the nature of the contamination and adjust the valuation to have regard to the estimated cost and likely liability for treatment. However, should it be established subsequently that other contaminants exist at the property or on any other neighbouring land, or that the premises have been or are being put to any other contaminative uses this might reduce the value reported.

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2.2	Unless otherwise stated by the Valuer, the following assumptions will be made by the Valuer which he is under no duty to verify:

a.	Investigations have not been undertaken on the site in the form of any geotechnical report to determine the suitability of ground conditions or services for any new developments.
b.	In the case of agricultural land, the Valuer is not able to accept any responsibility as to the possible latent infestations in the soil or any disease which might affect crops or stock at any time in the future.

3.	TENANTS

3.1	Although the Valuer reflects a general understanding of a tenant’s status in the valuations, the Valuer makes limited enquiries about the financial strength of tenants, and relies upon the client to advise if tenants are in default of rental payments, or where there appear grounds for concern. In the context of investment property, where covenant strength is significant, such assumptions that affect the valuation approach will be commented upon in the valuation section of the report. The Valuer will assume that appropriate enquiries were made when leases were originally exchanged, or when consent was granted to tenants to assign or underlet, and that tenants are therefore not in breach of covenant.

4.	MEASUREMENTS

4.1	Unless otherwise stated, we have relied upon the Built up Area (BUA) of the premises derived from reference to the Krooki permission, which is akin to current market practices in the Sultanate of Oman. Should these areas differ from measurements carried out in accordance with the Code of Measuring Practice as issued by the Royal Institution of Chartered Surveyors, this would affect the reinstatement cost appraisal and we reserve the right to review accordingly.

5.	TOWN PLANNING, HIGHWAYS AND OTHER STATUTORY REGULATIONS

5.1	The Valuer will carry out such inspections and investigations as are in the Valuer’s professional judgment appropriate and possible in the circumstances. It is an assumption that the property and its value are unaffected by any matters which would be revealed by replies to the usual enquiries or Statutory Notice and that neither the property nor its condition, nor its use, intended use, is or will be unlawful. It is recommended that verification is obtained from the client’s solicitors that:

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a.	the position is correctly stated in the report;
b.	the property is not adversely affected by any other decisions made or conditions prescribed by Local Authorities/ Municipality or other duly authorised governmental department; and
c.	that there are no outstanding Statutory Notices.

5.2	The valuations are prepared on the basis that the premises comply with statutory regulations, including fire and building regulations.

5.3	Where it is apparent that access to the property is not direct from the public highway, or where there are published road proposals, the Valuer will make appropriate comments.

6.	LEGAL ADVICE

6.1	The Valuer shall, unless otherwise expressly agreed, rely upon information provided by the client and / or the client’s legal or other professional advisors relating to tenure, leases and all other relevant matters. The Valuer will assume that good Title can be shown and that the property is not subject to any unusual or onerous restrictions, encumbrances or outgoings. It is understood, where relevant, that the client will be obtaining a report on Title which, if in conflict with the valuation report, should be referred to the Valuer for further consideration. No responsibility or liability is accepted for the true interpretation of the legal position of the client and other parties. Any interpretation of legal documents and legal assumptions should be checked by the client or suitably qualified person, if relied upon.

7.	INSURANCE REINSTATEMENT COST (As Requested)

7.1	Our opinion is a broad estimate of reinstatement cost for insurance purposes and should be used as guidance only, subject to:

a.	the buildings in their present form (unless otherwise stated);
b.	buildings being constructed as proposed to be completed;
c.	including the cost of clearance and professional fees but excluding:
i.	Loss of rent: and / or
ii.	Cost of alternative accommodation for the reinstatement period.
iii.	Cost of decontamination of the land.

8.	CONFIDENTIALITY

8.1	The report will be provided for the stated purpose and for the sole use of the client. The Valuer accepts responsibility to the client alone that the report will be prepared with the skill, care and diligent responsibility to be expected of a competent Valuer and accepts no responsibility whatsoever to any parties other than the client. Any third parties rely upon the report at their own risk. Neither the whole nor any part of the report nor any reference to it may be included in any published document, circular or statement nor published in any way without the Valuer’s written approval as to the form and context in which it may appear.

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9.	GENERAL ASSUMPTIONS

9.1	Unless otherwise stated all items normally associated with the valuation of land and buildings are reflected in the valuation and reinstatement costs to the extent that they existed at the date of inspection, including:

Fixed air-conditioning; hot water system; lighting; mains services supplying sprinkler systems and associated equipment; water; electricity; gas and steam circuits not serving industrial or commercial processes; sub-station buildings; lifts and permanent structures including crane rails where forming an integral part of the building structure; drains; sewers and sewerage plants not primarily concerned with treating trade effluent; air conditioning/comfort cooling except where part of a computer installation or primarily serving plant and machinery; suspended ceilings; carpets, perimeter trunking; raised floors and fixed demountable partitions except where these are tenant’s fixtures.

9.2	Unless otherwise specified the following items are excluded:

All items of process plant and machinery, tooling and other equipment not primarily serving the building; cranes, hoists, conveyors, elevators, structures which are ancillary to, or form part of an item of process plant and machinery; sewerage plant primarily concerned with treating trade effluents; air conditioning/comfort cooling where part of a computer installation or primarily serving plant and machinery; and water, electricity, gas, steam and compressed air suppliers and circuits serving industrial and commercial processes.

9.3	Unless otherwise specified no allowance is made for the cost of repairing any damage caused by the removal from the premises of items of plant, machinery, fixtures and fittings.

9.4	No deductions are made for taxation or costs of realization.

9.5	Our valuation assumes that all electronically operated or electronically controlled equipment at the property is not or will not be adversely affected by any computer virus or date related programming problems.

10.	BASES OF VALUATION

The definitions of the various valuation bases are set out within VPS 4 of the RICS Valuation - Professional Standards 2014 (Global Edition) (or as amended), which in turn refers to the International Valuation Standards (IVS) and are reproduced in part below:

In accordance with the IVS definition, a basis of value is a statement of the fundamental measurement assumptions of a valuation.

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The following bases of value are recognised by the RICS Standards:

•	market value
•	market rent
•	investment value (worth)
•	fair value – International Financial Reporting Standards definition
•	fair value – International Valuation Standards definition.

The IVS also include definitions on special value and synergistic value.

10.1	MARKET VALUE

10.1.1	The definition of market value as defined in IVS Framework paragraph 29 is:

“the estimated amount for which a property should exchange on the valuation date between a willing buyer and a willing seller in an arm’s length transaction, after proper marketing and where the parties had each acted knowledgeably, prudently and without compulsion.”

10.1.1	Market value is the basis of value that is most commonly required, being an internationally recognised definition. It describes an exchange between parties that are unconnected and are operating freely in the marketplace and represents the figure that would appear in a hypothetical contract of sale, or equivalent legal document, at the valuation date, reflecting all those factors that would be taken into account in framing their bids by market participants at large and reflecting the highest and best use of the asset. The highest and best use of an asset is the use of an asset that maximises its productivity and that is possible, legally permissible and financially feasible.

10.1.2	It ignores any price distortions caused by special value or synergistic value. It represents the price that would most likely be achievable for an asset across a wide range of circumstances. Market rent applies similar criteria for estimating a recurring payment rather than a capital sum.

10.1.3	In applying market value, regard must also be had to the conceptual framework set out inIVS Framework paragraphs 30-34 Market Value (see below), which includes the requirement that the valuation amount reflects the actual market state and circumstances as of the effective valuation date.

10.1.4	Paragraphs 30 to 35 of the International Valuation Standards (IVS) Framework produced by the IVSC state:

“The definition of market value shall be applied in accordance with the following conceptual framework:

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(a)	“the estimated amount” refers to a price expressed in terms of money payable for the asset in an arm’s length market transaction. Market value is the most probable price reasonably obtainable in the market on the valuation date in keeping with the market value definition. It is the best price reasonably obtainable by the seller and the most advantageous price reasonably obtainable by the buyer. This estimate specifically excludes an estimated price inflated or deflated by special terms or circumstances such as atypical financing, sale and leaseback arrangements, special considerations or concessions granted by anyone associated with the sale, or any element of special value;

(b)	“an asset should exchange” refers to the fact that the value of an asset is an estimated amount rather than a predetermined amount or actual sale price. It is the price in a transaction that meets all other elements of the market value definition at the valuation date;

(c)	“on the valuation date” requires that the value is time-specific as of a given date. Because markets and market conditions may change, the estimated value may be incorrect or inappropriate at another time. The valuation amount will reflect the actual market state and circumstances as at the valuation date, not those at any other date;

(d)	“between a willing buyer” refers to one who is motivated, but not compelled to buy. This buyer is neither over eager nor determined to buy at any price. This buyer is also one who purchases in accordance with the realities of the current market and with current market expectations, rather than in relation to an imaginary or hypothetical market that cannot be demonstrated or anticipated to exist. The assumed buyer would not pay a higher price than the market requires. The present owner is included among those who constitute “the market”;

(e)	“and a willing seller” is neither an over eager nor a forced seller prepared to sell at any price, nor one prepared to hold out for a price not considered reasonable in the current market. The willing seller is motivated to sell the asset at market terms for the best price attainable in the open market after proper marketing, whatever that price may be. The factual circumstances of the actual owner are not a part of this consideration because the willing seller is a hypothetical owner;

(f)	“in an arm’s length transaction” is one between parties who do not have a particular or special relationship, eg parent and subsidiary companies or landlord and tenant, that may make the price level uncharacteristic of the market or inflated because of an element of special value. The market value transaction is presumed to be between unrelated parties, each acting independently;

(g)	“after proper marketing” means that the asset would be exposed to the market in the most appropriate manner to effect its disposal at the best price reasonably obtainable in accordance with the market value definition. The method of sale is deemed to be the most appropriate to obtain the best price in the market to which the seller has access. The length of exposure time is not a fixed period but will vary according to the type of asset and market conditions. The only criterion is that there must have been sufficient time to allow the asset to be brought to the attention of an adequate number of market participants. The exposure period occurs prior to the valuation date;

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(h)	“where the parties had each acted knowledgeably, prudently” presumes that both the willing buyer and the willing seller are reasonably informed about the nature and characteristics of the asset, its actual and potential uses and the state of the market as of the valuation date. Each is further presumed to use that knowledge prudently to seek the price that is most favourable for their respective positions in the transaction. Prudence is assessed by referring to the state of the market at the valuation date, not with benefit of hindsight at some later date. For example, it is not necessarily imprudent for a seller to sell assets in a market with falling prices at a price that is lower than previous market levels. In such cases, as is true for other exchanges in markets with changing prices, the prudent buyer or seller will act in accordance with the best market information available at the time;

(i)	“and without compulsion” establishes that each party is motivated to undertake the transaction, but neither is forced or unduly coerced to complete it.

10.1.5	“The concept of market value presumes a price negotiated in an open and competitive market where the participants are acting freely. The market for an asset could be an international market or a local market. The market could consist of numerous buyers and sellers, or could be one characterised by a limited number of market participants. The market in which the asset is exposed for sale is the one in which the asset being exchanged is normally exchanged.

10.1.6	“The market value of an asset will reflect its highest and best use. The highest and best use is the use of an asset that maximises its potential and that is possible, legally permissible and financially feasible. The highest and best use may be for continuation of an asset’s existing use or for some alternative use. This is determined by the use that a market participant would have in mind for the asset when formulating the price that it would be willing to bid.

10.1.7	“The highest and best use of an asset valued on a stand-alone basis may be different from its highest and best use as part of a group, when its contribution to the overall value of the group must be considered.

10.1.8	“The determination of the highest and best use involves consideration of the following:

(a)	to establish whether a use is possible, regard will be had to what would be considered reasonable by market participants,
(b)	to reflect the requirement to be legally permissible, any legal restrictions on the use of the asset, eg zoning designations, need to be taken into account,
(c)	the requirement that the use be financially feasible takes into account whether an alternative use that is physically possible and legally permissible will generate sufficient return to a typical market participant, after taking into account the costs of conversion to that use, over and above the return on the existing use.

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TRANSACTION COSTS

10.1.9	“Market value is the estimated exchange price of an asset without regard to the seller’s costs of sale or the buyer’s costs of purchase and without adjustment for any taxes payable by either party as a direct result of the transaction.”

10.2	MARKET RENT

10.2.1	Market rent as defined in IVS 230 Real Property Interests paragraph C9 is:

“the estimated amount for which an interest in real property should be leased on the valuation date between a willing lessor and a willing lessee on appropriate lease terms in an arm’s length transaction, after proper marketing and where the parties had each acted knowledgeably, prudently and without compulsion.”

10.2.2	Paragraphs C10 and C11 of the International Valuation Standards (IVS) 230 Real Property Interests produced by the IVSC state:

“The commentary given for the similar definition of market value in the IVS Framework can be applied to assist in the interpretation of market rent. In particular, the estimated amount excludes a rent inflated or deflated by special terms, considerations of concessions. The “appropriate lease terms” are terms that would typically be agreed in the market for the type of property on the valuation date between market participants. A valuation of market rent should only be provided in conjunction with an indication of the principal lease terms that have been assumed.

“The contract rent is the rent payable under the terms of an actual lease. It may be fixed for the duration of the lease or variable. The frequency and basis of calculating variations in the rent will be set out in the lease and must be identified and understood in order to establish the total benefits accruing to the lessor and the liability of the lessee.”

10.2.3	Paragraphs 1.3.3 to 1.3.5 of the commentary within VPS 4 of the RICS Valuation – Professional Standards 2014 (Global edition) state:

“Market rent will vary significantly according to the terms of the assumed lease contract. The appropriate lease terms will normally reflect current practice in the market in which the property is situated, although for certain purposes unusual terms may need to be stipulated. Matters such as the duration of the lease, the frequency of rent reviews and the responsibilities of the parties for maintenance and outgoings will all impact the market rent. In certain countries or states, statutory factors may either restrict the terms that may be agreed, or influence the impact of terms in the contract. These need to be taken into account where appropriate.

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“Market rent will normally be used to indicate the amount for which a vacant property may be let, or for which a let property may re-let when the existing lease terminates. Market rent is not a suitable basis for settling the amount of rent payable under a rent review provision in a lease, where the actual definitions and assumptions have to be used.

“Valuers must therefore take care to set out clearly the principal lease terms that are assumed when providing an opinion of market rent. If it is the market norm for lettings to include a payment or concession by one party to the other as an incentive to enter into a lease, and this is reflected in the general level of rents agreed, the market rent should also be expressed on this basis. The nature of the incentive assumed must be stated by the valuer, along with the assumed lease terms.

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INVESTMENT VALUE (Investment Value may also be known as Worth)

10.2.4	Investment value as defined in IVS Framework paragraph 36 is:

“the value of an asset to the owner or a prospective owner for individual investment or operational objectives.”

10.2.5	Investment value may also be known as worth. IVS Framework paragraph 37 provides further commentary on this definition:

“This is an entity-specific basis of value. Although the value of an asset to the owner may be the same as the amount that could be realised from its sale to another party, this basis of value reflects the benefits received by an entity from holding the asset and, therefore, does not necessarily involve a hypothetical exchange. Investment value reflects the circumstances and financial objectives of the entity for which the valuation is being produced. It is often used for measuring investment performance. Differences between the investment value of an asset and its market value provide the motivation for buyers or sellers to enter the marketplace.”

10.3	FAIR VALUE

10.3.1	There are two recognised definitions of fair value:

(a)	the definition adopted by the International Accounting Standards Board (IASB) in IFRS 13:

“The price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.”

(b)	The definition settled by the IVSC in IVS Framework paragraph 38:

“The estimated price for the transfer of an asset or liability between identified knowledgeable and willing parties that reflects the respective interests of those two parties.”

10.3.2	It is important to recognise that the two definitions of fair value are not the same

10.3.3	The guidance in IFRS 13 includes:

“Overview of fair value measurement approach

The objective of a fair value measurement is to estimate the price at which an orderly transaction to sell the asset or to transfer the liability would take place between market participants at the measurement date under current market conditions. A fair value measurement requires an entity to determine all of the following:

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•	the particular asset or liability that is the subject of the measurement (consistently with its unit of account)
•	for a non-financial asset, the valuation premise that is appropriate for the measurement (consistently its highest and best use)
•	the principal (or most advantageous) market for the asset or liability
•	the valuation technique(s) appropriate for the measurement, considering the availability of data with which to develop inputs that represent the assumptions that market participants would use when pricing the asset or liability and the level of the fair value hierarchy within which the inputs are categorised.”

10.3.4	The references in IFRS 13 to market participants and a sale make it clear that for most practical purposes the concept of fair value is consistent with that of market value, and so there would be no difference between them in terms of the valuation figure reported.

10.3.5	Paragraphs 40 to 42 of the IVS Framework state:

“For purposes other than use in financial statements, fair value can be distinguished from market value. Fair value requires the assessment of the price that is fair between two identified parties taking into account the respective advantages or disadvantages that each will gain from the transaction. It is commonly applied in judicial contexts. In contrast, market value requires any advantages that would not be available to market participants generally to be disregarded.

“Fair value is a broader concept than market value. Although in many cases the price that is fair between two parties will equate to that obtainable in the market, there will be cases where the assessment of fair value will involve taking into account matters that have to be disregarded in the assessment of market value, such as any element of special value arising because of the combination of the interests.

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“Examples of the use of fair value include:

      a.

b.	determination of a price that is fair for a shareholding in a non-quoted business, where the holdings of two specific parties may mean that the price that is fair between them is different from the price that might be obtainable in the market,

c.	Determination of a price that would be fair between a lessor and a lessee for either the permanent transfer of the leased asset or the cancellation of the lease liability.”

10.4	SPECIAL VALUE

10.4.1	The IVS Framework provides a definition and commentary for special value. It must be noted that this is not a basis of value that is recognised by the RICS. Paragraphs 43 to 46 of the IVS Framework state:

“Special value is an amount that reflects particular attributes of an asset that are only of value to a special purchaser.

“A Special purchaser is a particular buyer for whom a particular asset has a special value because of advantages arising from its ownership that would not be available to other buyers in the market.

“Special value can arise where an asset has attributes that make it more attractive to a particular buyer than to any other buyers in a market. These attributes can include the physical, geographic, economic or legal characteristics of an asset. Market value requires the disregard of any element of special value because at any given date it is only assumed that there is a willing buyer, not a particular willing buyer.

“When special value is identified, it should be reported and clearly distinguished from market value.”

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10.5	SYNERGISTIC VALUE

10.5.1	The IVS Framework provides a definition and commentary for synergistic value. It must be noted that this is not a basis of value that is recognised by the RICS. Paragraph 47 of 66the IVS Framework states:

“Synergistic value is an additional element of value created by the combination of two or more assets or interests where the combined value is more than the sum of the separate values. If the synergies are only available to one specific buyer then it is an example of special value.”

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11.	ASSUMPTIONS AND SPECIAL ASSUMPTIONS

11.1	Paragraph 2 of VPS 4 of the RICS Valuation – Professional Standards 2014 (Global Edition) states:

“An assumption – as defined in the IVS – is made where it is reasonable for the valuer to accept that something is true without the need for specific investigation or verification.”

Paragraphs 48 to 51 of the IVS Framework state:

“In addition to stating the basis of value, it is often necessary to make an assumption or multiple assumptions to clarify either the state of the asset in the hypothetical exchange or the circumstances under which the asset is assumed to be exchanged. Such assumptions can have a significant impact on value.

“Examples of additional assumptions in common use include, without limitation:

•	an assumption that a business is transferred as a complete operational entity,

•	an assumption that assets employed in a business are transferred without the business, either individually or as a group,

•	an assumption that an individually valued asset is transferred together with other complementary assets,

•	an assumption that a holding of shares is transferred wither as a block or individually,

•	an assumption that a property that is owner-occupied is vacant in the hypothetical transfer.

“Where an assumption is made that assumes facts that differ from those existing at the date of valuation, it becomes a special assumption. Special assumptions are often used to illustrate the effect of possible changes on the value of an asset. They are designated as “special” so as to highlight to a valuation user that the valuation conclusion is contingent upon a change in the current circumstances or that it reflects a view that would not be taken by market participants generally on the valuation date.

“Assumptions and special assumptions must be reasonable and relevant having regard to the purpose for which the valuation is required.”

12	FORCED SALES AND MARKETING CONSTRAINTS

12.1	Paragraph 52 of the IVS Framework provides the following commentary on forced sales:

“The term “forced sale” is often used in circumstances where a seller is under compulsion to sell and that, as a consequence, a proper marketing period is not possible. The price that could be obtained in these circumstances will depend upon the nature of the pressure on the seller and the reasons why proper marketing cannot be undertaken. It may also reflect the consequences for the seller of failing to sell within the period available. Unless the nature of and the reason for the constraints on the seller are known, the price obtainable in a forced sale cannot be realistically estimated. The price that a seller will accept in a forced sale will reflect its particular circumstances rather than those of the hypothetical willing seller in the market value definition. The price obtainable in a forced sale has only a coincidental relationship to market value or any of the other bases defined in this standard. A “forced sale” is a description of the situation under which the exchange takes place, not a distinct basis of value.”

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12.2	Where we have been instructed to give our opinion on the estimated price at which a property would exchange in a forced sale, we refer to the RICS Valuation – Professional Standards 2014 (Global edition). These standards confirm that “Forced Sale Value” is no longer recognised and must not be used.

12.3	If we have been instructed to provide an assessment on this basis we are able to provide the same opinion based upon investment value or worth, which reflects a diminution in market value to reflect a special assumption that the sale period is unreasonable. In this circumstance we have assumed that the vendor is willing to accept a price below the market value to achieve a quicker sale due to the need to raise money or extinguish a liability by a given date. We have no responsibility for giving any guarantee as to the accuracy of the opinion of worth.

12.4	By its nature, any opinion of the price at which a property would transact in a forced sale is an estimate of the above mentioned reduction from market value. In our reports, we adopt an arbitrary figure based upon 70% of the market value for agricultural property, 75% of the market value for residential property and 80% of the market value for commercial and industrial property, unless stated otherwise within our report.

13	COMPLAINTS PROCEDURE

Arabian Real Estate L.L.C. has a written complaints procedure. A copy is available on request.

14	RICS MONITORING

The Valuation and Report may be subject to monitoring under the conduct and disciplinary regulations of the Royal Institution of Chartered Surveyors.

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APPENDIX II Limiting Conditions

This property valuation and report is subject to the following conditions:

■	Neither the whole nor any part of this valuation and report or any reference to it may be included in any published document, circular or statement nor published in any way without our prior written approval of the form and context in which it may appear.

■	Unless stated otherwise information on which this valuation has been based has been supplied to Arabian Real Estate LLC by Omagine LLC, this information is believed to be reliable but the we accept no responsibility if this should prove not to be so. In case of information that has been obtained by our search of the records and examination of documents or by inquiry from the Government or other appropriate departments, it has been so mentioned.

■	The valuer’s responsibility in connection with this valuation report is limited to the client to whom it is addressed and to that client only. The valuer disclaims all responsibility and will accept no liability to any other party.

■	Our aggregate liability amount in undertaking the valuation shall in no event exceed the amount of the fee paid under this agreement whether arising from negligence, breach of contract or any other matter.

■	None of the valuer’s personal employees or related companies can be personally held liable for any claims in the event of dispute of the valuation and it is specifically noted that Arabian Real Estate LLC is entering this agreement for valuation as an unrelated corporate entity with no relationship with Savills or any Savills Group related company for valuation assignments to whom the instructing party agrees expressly that it has no recourse in the event of dispute.

■	The values assessed in this report for the subject property and any allocation of values between parts of the property applies only in the terms of and for the purpose of this report. The values assessed should not be used in conjunction with any other assessment, as they may prove incorrect if so used.

■	Where the values are assessed, they reflect the full contract value and no account is taken of any liability to taxation on sale or of costs involved in effecting sale.

■	Any sketch, plan or map in this report is included to assist reader while visualizing the property and assume no responsibility in connection with such matters.

■	The valuer is not required to give testimony or to appear in court by reason of this valuation report, with reference to the property in question, unless arrangement has been made thereof.

■	The valuation reflects current master plan development options drawn up for the project. It represents an option of value taking into account these development assumptions. The Residual method of valuation as used is extremely sensitive to small changes in variables such as construction costs, sales rates, expected rates of return, timing and associated development costs. If any of these assumptions proves incorrect the value could be materially different to what is reported herein.

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APPENDIX III

Photographs

(For location identification purpose only)

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APPENDIX IV

The Project

The proposed development represents one of the largest integrated tourism developments proposed to be launched in Oman since the economic ‘correction’ in 2008. It is located in a strategically very important location, one which is central to the core commercial areas but has unique leisure offering potential owing to its ocean front aspect.

The concept is to develop the key infrastructure for the site together with the main tourism attraction of the Pearls, which will provide a land area of approximately 60,000 square meters, together with hospitality and retail zones of circa 300,000 square meters land coverage. Two main hotels will front the water together with planned chalet/serviced apartment accommodation.

The ‘non tourism’ elements of the development will include land zoned for a variety of residential and commercial operations, incorporating beach and waterfront villa plots, townhouse zones, apartment locations and commercial complex sites. The total non tourism land coverage will be circa 660,000 square meters.

Support retail, recreational and residential components fringe the development which upon completion should provide a fully integrated and self sustaining real estate micro market.

In general, the design of the master plan appears well crafted and maximizes the best use of the available and reclaimable land. The zoning appears to be sensitive, correct in approach and it is assumed utilizes the height allowances of the site to maximum effect.

The development is proposed to be rolled out in a series of phases, spread over 7 years in total. Land components as advised to us include:

			Land
Entertainment	Brief Description	Landmark Zone	Area
Oman Pearl	Over Oman (Flight Simulation)	Pearl 1	314
Oman Exhibit	Oman Attractions and Pre-Show	Exhibition 1	800
Culture Pearl	Seven Continents & World Stage	Pearl 2	314
Culture Exhibit	Culture Attractions and Pre-Show	Exhibition 2	625
Innovation Pearl	To Be Determined	Pearl 3	314
Innovation Exhibit	Innovation Attractions and Pre-Show	Exhibition 3	800
Energy Pearl	IMAX Type Energy Show	Pearl 4	314

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Energy Exhibit	Energy Attractions and Pre-Show	Exhibition 4	800
Sea Pearl	Aquarium	Pearl 5	314
Sea Exhibit (Aquarium)	Sea Attractions and Pre-Show	Exhibition 5	500
Earth Pearl	Wonders of the World	Pearl 6	314
Earth Exhibit (Hydroponic Garden)	Hydroponic Garden and Pre-Show	Exhibition 6	625
Sky Pearl	Sky Runners Performance Art	Pearl 7	314
Sky Exhibit (Aviary)	Aviary and Pre-Show	Exhibition 7	1,600
Tower 1 - Torre Arabia	Light Tower	Amphitheater	200
Tower 2 - Torre Piazza Omani	Light Tower	Piazza	200
Tower 3 - Torre Marina	Stone Light Tower & Water Storage	Al Bandara Marina	300
Movie & Performance Theater	Integrated Into Entertainment Zone	Piazza	2,500
Amphitheater	Open Air Greek Style Theater	Amphitheater	1,282
Green Room & Backstage Area	Green Room, Backstage, VIP Lounge	Amphitheater	700
Technical Production Studio	Technical Production, Media Broadcast	Amphitheater	500
Park Waterwerx - (Included in Site Works)	Fibonacci Weir System	Amphitheater	TBD
Piazza Centro Citta	Piazza Centro Citta	Piazza	13,652
Child Play Area	Piazza Centro Citta	Piazza	100
Boardwalk (Above Concourse)	Five Star Hotel To Sky Pearl	Boardwalk	22,400
Pearl Retail Units	Boardwalk / Concourse Retail	Boardwalk / Concourse	4,305
Retail Units	Boardwalk / Concourse Retail	Boardwalk / Concourse	2,500
Pearl Food Kiosks	Boardwalk / Concourse Food Service	Boardwalk / Concourse	945
Pearl Restaurants	Boardwalk / Concourse Food Service	Boardwalk / Concourse	2,325
Omagine Guide Service (Kiosks)	Ticketing Machines, Information	Boardwalk	200
Public Restrooms	Integrated into Exhibition Buildings	Boardwalk	600
Concourse (Below Boardwalk)	Lower Level Promenade	Concourse	NA
Service Corridor	Lower Level Service Access	Concourse	NA
Personal Rapid Transit Way	Above Grade to Lower Level	Concourse	NA
Public Restrooms	Integrated into Exhibition Buildings	Concourse	NA
Back of House Support	Lower Level Service Access	Concourse	NA
			60,657
		Hospitality Zone
Five Star Hotel - Balcon de Arabia	Balcon de Arabia	Amphitheater	70,000
Serviced Chalets - 2 Bedroom	Integrated into Hotel Site & Gardens	Balcon de Arabia	24,900
Serviced Chalets - 1 Bedroom	Integrated into Hotel Site & Gardens	Balcon de Arabia	21,900
Four Star Hotel - Albergo Teatro Historico	Key Location on Boardwalk	Boardwalk & Marina	56,000
Serviced Apartments - 2 Bedroom (3 Floors, above Retail Base)	Overlooking Fibonnaci Pool & Canal	Boardwalk & Marina	28,469
Serviced Apartments - 1 Bedroom (3 Floors, above Retail Base)	Overlooking Fibonnaci Pool & Canal	Boardwalk & Marina	24,900
Serviced Apartments - Studio (3 Floors, above Retail Base)	Overlooking Fibonnaci Pool & Canal	Boardwalk & Marina	6,723
Four Star Hotel - Al Bandara Marina Hotel	Al Bandara Marina	Al Bandara Marina	56,000
			288,892
		Canal Walk
Souq - High End Retail Mall	Canal Walk	Canal Walk / Marina	13,437
Marketplace	Marketplace Building / Café	Al Bandara Marina	160
Marina Operations Building	Al Bandara (Village) Marina	Al Bandara Marina	670
Marina Services Building	Al Bandara (Village) Marina	Al Bandara Marina	670
		Residential Community
Boaters' House	Restrooms, Laundry & Storage	Centre	174
			15,111

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		Residential Freehold
Villa - 12 Bedroom	Single Family Oceanfront Complex	Beachfront	16,000
Villa - 8 Bedroom	Single Family Oceanfront Complex	Beachfront	18,000
Villa - 7 Bedroom	Single Family Oceanview Complex	Waterview	16,800
Villa - 6 Bedroom	Single Family Oceanview Complex	Waterview	27,792
Villa - 5 Bedroom	Single Family Ocean Access	Water Access	121,200
Villa - 4 Bedroom	Single Family Wadi Park	Wadi Park	102,480
		Waterview, Water Access,
Townhouse - 2 & 3 Bedroom	Attached Wadi Park	Wadi Park	93,600
Apartments - 4 Bedroom (5 Floors, above Retail Base)	Multi-Story Apartment Building	Beachfront/Waterview/Wadi Canal/Marina	31,540
Apartments - 3 Bedroom (5 Floors, above Retail Base)	Multi-Story Apartment Building	Waterview/Wadi Canal/Marina	41,500
Apartments - 2 Bedroom (5 Floors, above Retail Base)	Multi-Story Apartment Building	Beachfront/Waterview/Wadi Canal/Marina	49,800
Apartments - 1 Bedroom (5 Floors, above Retail)	Multi-Story Apartment Building	Waterview/Wadi Canal/Marina	14,940
Retail First Floor - Apartment Buildings	Multi-Story Apartment Building	Wadi Canal/Marina	31,804
			533,652

		Residential Community
Gatehouse / Welcome	Security, Information, Site Access	Entrance	125
		Residential Community
Mosque	Integrated Into Community	Centre	2,000
		Residential Community
Clubhouse	Multi-function Community Facility	Centre	1,652
			3,777

Airport Welcome Centre	Omagine Information Center	Muscat International Airport	NA
Welcome Office	Omagine Information Center	Commercial District	556
Operations & Maintenance, Security, Telecommunications	Operations, Security & Maintenance	Omagine Service Compound	2,905
Shipping, Receiving & Storage (Break Bulk Distribution / Storage Facility)	Operations, Security & Maintenance	Omagine Service Compound	2,179
Incoming Services Facility	Services Headhouse	Omagine Service Compound	0
District Cooling Plant	Disctict Cooling and Storage Facility	Omagine Service Compound	0
Waste Water Pumping Station	Untreated Water Pumping Station	Omagine Service Compound	0
			5,640
		Commercial
Office Building 1	Commercial Office Space	Commercial District	33,399
Office Building 2	Commercial Office Space	Commercial District	33,399
Office Building 3	Commercial Office Space	Commercial District	33,399
Office Building 4	Commercial Office Space	Commercial District	33,399
			133,596
Total Land Area (Note includes reclaimed land area)			1,064,683

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The Omagine project will be the first in kind to offer such an integration of tourism, entertainment and support amenities and there will likely be a high demand for residential and commercial accommodation within the development.

The concept for the development appears sound – supplementing the already present coastal position with a reclaimed area, extending both tourism and residential appeal to a large proportion of the site.

The Sultanate’s drive for tourism growth will likely gather momentum over the proposed development period, coinciding with the opening of the new International Airport and general diversification of the economy. Securing key known names from the hospitality industry for the hotel and serviced apartment components will likely add greatly to the marketability of the residential components. Quality resort property worldwide is undergoing significant value growth at present and there is no reason why Oman, assuming political and economic sustained stability should not follow this global trend.

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There will likely be a high regional investor demand for specific land elements within the project once core infrastructure and hospitality elements are in situ. Accordingly, projected future land values as stated herein are likely to be achievable.

To assess the viability of the proposed development, it is pertinent to review the status of past and potential future projects of similar nature in Oman, these being limited to the Integrated Tourism Complexes. Below is presented a brief synopsis of the ITC market, its current state and outlook.

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APPENDIX V

INTEGRATED TOURIST DEVELOPMENTS

The ITC’s were an attempt to drive tourism growth into the Sultanate through hotel development, freehold property rights and employment creation. Their success has to date been limited, with many of the projects damaged by the global economic downturn in 2008. The “Arab Spring” also had a dampening effect on Oman’s real estate from a wider global perspective and as such significant upward movement of values in the short term is unlikely. However high demand from rental tenants now underpins the investment appeal of property within the ITC’s with rental growth driving capital values and a resurgence of regional buyer demand is likely to underpin the medium and longer term success of the ventures.

ITC SUMMARY

As part of the Sultanate’s economic diversification plan, the opening up of specific areas for focused tourism development were permitted in 2007. In such zones, now known as Integrated Tourism Complexes, the laws allowing freehold ownership of land and property were extended to allow all Nationalities to so own.

Under the Ministerial and Royal Decrees passed in 2007, the precedents for ownership were laid down and in summary, all Nationalities can own land and property within designated Integrated Tourist Developments with unrestricted rights of use and transfer. The mode of ownership may be by whatever means the developer allows, whether freehold or leasehold.

The results of these laws brought about a foray of development activity and the Ministry of Tourism from 2007 onwards actively encouraged the promotion and investment into the ITC’s. The granting of licenses for such developments reached a peak in early 2008 when over 14 licenses had been issued. Work commenced on a select number of these developments but the economic slowdown in summer 2008 and the subsequent worldwide economic crises brought the progress of the majority of these developments to an abrupt halt. Of the intended schemes, only 6 actually commenced construction and sales.

The worldwide events of that time curtailed the ambitious development plans that at one stage were seen as threatening an oversupply of residential properties onto the market. The credit crunch, with its associated tightening of availability of funds for such speculative development has effectively acted as a brake for the runaway speculative driven growth of these developments.

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Oman is now faced with the reality of a number of semi completed “boom time projects.” These projects, whilst appearing to meet the demands of the market at the time really only catered to a very small element of end users. Over ambitious master planning will likely lead to ongoing management and maintenance issues at these developments which will ultimately act as a barrier to excessive capital growth.

The remaining developments that have as yet not commenced need to carefully analyse their target markets and build to the end user and investor requirements. This will ultimately lead to a slower delivery of product and ensure that demand and supply remains more in balance than in the peak boom years.

Project Name	Status	Timing of sales
Planned and Ongoing
Muscat Golf and Country Club	Phase 1 sold and occupied	Phase 2 released early 2013. 98 Villas
The Wave	7 Launches to date	Releases 1-4 sold. Reehan Gardens /
Residences and Marina apartments latest
release mid 2014
Shangri La Bar al Jissa	Phase 1 partly sold and occupied	Phase 2 Apartment release on hold
Salalah Beach	Under construction	Ongoing releases
Jebel Sifa	Handover commenced late 2012	No new launches announced
Al Madina A Zarqa	Construction on hold	Cancelled – being restructured as Al
Madina al Noor
Advanced Planning
Omagine	DA agreed – due for commencement	2015 onwards
2015
Naseem a’Sabba	Master planning underway	Postponed owing to market conditions
Saraya Bander Jissah	Infrastructure works commenced	Launched 2014 Q3
Barka Resort	Design complete	Proposed launch 2015
Postponed/Cancelled /Scaled down
Hayoot Beach m - Musandum	Cancelled	Limited to hotel only
Ras Al Hadd Resort – Sur	Only Hotel to be developed	Limited release in Q3 2014
Khasab Resort	Cancelled	Limited to hotel only
Salam Resort Spa - Shinas	Indefinitely postponed	Restructured
Salam Resort Spa – Yiti Beach	Indefinitely postponed	Restructured
Castle Yenkit	Postponed 3 years	On hold indefinitely
PDO redevelopment – Muscat	Cancelled - restructured	Now being undertaken directly by PDO

It is estimated that values have now stabilized at approximately 80% from their peak levels and have bottomed at circa RO. 900 per square meter for normal, not luxury ITC product and maximizing at RO. 1,500 per square meter for luxury property such as Bar al Jissah Development.

Although there is no direct evidence of further downward value pressure occurring, this is purely as a result of the very low number of sale transactions concluded over the last 12 months.

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Market confidence remains wary and with an absence of overseas investors for off plan property, the market is relying on domestic and GCC buyers. The latter two parties are continuingly conservative in their outlook at present, owing largely to their over exposure in regional real estate over the boom period. Product offerings that do not suit the taste and aspirations of this target market can also be held accountable for low transaction levels and it is foreseen that better designed, lower density projects could rejuvenate interest levels.

Projects that did commence, sell and develop prior to the market slowdown include:

Project Name	Location	Status

Muscat Hills Golf & Country Club	Airport Heights	Phase 1 complete and occupied. Golf Course complete.
Phase 2 now launched. Reported sale of +50% of released stock (unverified).

The Wave	Azaiba/Seeb	Releases 1-4 handed over. Ongoing releases of apartments and scaled down villas.

Bar al Jissah Residences	Bander Jissa	Construction defects and affected approximately 25% of the units and proportional handover delayed. Dusk sector fully handed over the habited. 80% of larger villas remain unsold.

Jebel Sifa (Muriya)	Sifa	Delayed construction – hotel and marina now open and handover of apartments underway. Limited villa handovers with low demand and lack of facilities cited as reason.

Salalah Beach (Muriya)	Salalah	Delayed construction – hotel and 60% of property now handed over but continuing legal disputes ongoing

Al Madina a’Zarqa	Sawadi	Project has been abandoned and Restructuring underway with government buy back complete. To be re launched as Al Madina al Noor

Projects that failed to commence prior to the economic collapse but are proceeding (assumed)

Project	Location	Comments

Saraya Bander Jissah	Bander Jissa	With a management team in place and ongoing sponsorship of local events, limited sales were released in Q3 2014 at values circa RO 1,000 psm. Main releases planned over 2015

Barka Resort	Barka	Launch uncertain but still planned 2015

Naseem a’Zaba	Seeb	Late entrant – probable launch late 2016. Master plan design well underway

Omagine (Journey of Light)	Seeb	Development Agreement signed Q4 2014

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Projects that failed to commence prior to the market slowdown and are not proceeding (or have been substantially down sized or delayed)

Project Name	Location	Status

Yiti Beach - Sama Dubai	Yiti	Original project cancelled and re structuring of ownership and master plan now underway.

Castel Yenkit	Yenkit	Indefinitely postponed

Qatari Diar RAH	Ras al Had	Significantly cut back to hotel element only

Khasab World	Musandam	Indefinitely postponed

The Malkai	Barka	Indefinitely postponed

Summary of ITC’s

At present, the average sizes of apartments offered for sale in Oman ITC developments to date is:

Apartment	Average Unit Size	Largest	Smallest

1 Bedroom	95	137	75

2 Bedroom	140	170	121

3 Bedroom	220	285	166

4 Bedroom	250	n/a	n/a

The average sale price for each unit type in Integrated Tourist Areas including latest Wave release is recorded as follows:

	Average Sale Price per	Highest price psm	Lowest Price psm
Apartment	square meter	RO	RO

1 Bedroom	RO. 1,019	1,197	615

2 Bedroom	RO. 1,1,37	1,353	604

3 Bedroom	RO. 1,042	1,335	606

4 Bedroom	RO. 923	n/a	n/a

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Current Villa sizes offered for sale within ITC developments in Oman to date are recorded as follows:

Villa	Average Unit Size	Largest	Smallest

3 Bedroom	280	325	255

4 Bedroom	449	530	292

5 Bedroom	458	589	345

Average sale rates are as follows:

	Average Sale Price per	Highest price psm	Lowest Price psm
Villa	square meter	RO	RO

3 Bedroom	RO. 1,085	1,335	615

4 Bedroom	RO. 1,190	1,404	709

5 Bedroom	RO. 1,333	2,462	986

The ongoing developments :

Muscat Hills Golf and Country Club

Location:	Seeb, Muscat (located inland from Seeb Airport)
Developer:	Muscat Golf Projects L.L.C.
Land size:	2 million square meters
Properties:	Phase 1& 2 - 147 villas & 125 apartments
Commercial Zone (sub developed) – up to 600 apartments from 2015
Project Investment:	RO. 30 million Phase 1 RO. 60 million
Ownership type:	Absolute freehold
Features:	Golf course, 5 star hotel, spa, health club, three restaurants.
Status:	Under construction
Projected completion date:	Phase 1 - Mid 2010 (completed). Phase 2 commencement 2013

Description

The project, centrally located in Capital Area Muscat, was the first Integrated Tourist Complex development in Oman. Spearheaded by the late HH Sayeed Kais bin Tariq Al Said the project was conceived to provide the first and most challenging green golf course in Oman.

To support the cost of the golf amenities, villas and apartments were developed throughout the course. Sales commenced early in 2004. The project can be considered to have sold out within 12 months of phase 1 launch. Buyer demographics have shown that 30% of the properties were purchased by GCC nationals and 70% by non GCC, predominantly European (96% UK, 4% Dutch). The project has achieved an average 150% value increase since commencement of sales in 2004.

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Since the original sales of this project, a small resale market has evolved and changed slightly the owner demographics. Phase 2 (148 units) was launched in January 2013 and although sales performance is not confirmed it is believed to have sold up to 70% of its off plan offering to date.

Product Phase 1

Pricing

Product	No Units	Initial sales launch price (average) 2004	Current resale value Q 4 2014	Current RO. Per square meter	Current $ per square meter
2 Bed Apartments	100	RO. 85,000	RO. 135,000	931	2,420
3 Bed Penthouses	25	RO. 180,000	RO. 300,000	1,052	2,735
3 Bed Villas	30	RO. 150,000	RO. 350,000	1,077	2,800
4 Bed Villas	25	RO. 175,000	RO. 400,000	1,142	2,971
5 Bed Villas	25	RO. 190,000	RO. 525,000	1,400	3,465

Phase 2

Product	Bedrooms	Offering Price 2/2013 to present	Area	RO. Per square meter	Current $ per square meter
Acacia	5	RO. 590,000	565	1,044	2,714
Rivea	5	RO. 495,000	505	980	2,548
Palm Vista	4	RO. 445,000	480	927	2,410
Freana	4	RO.380,000	460	826	2,147
Lake Terrace	4	RO.380,000	405	938	2,438
Carteri	4	RO. 325,000	420	773	2,009
Sacra	4	RO. 275,000	350	785	2,041

Note: Price excludes extras such as swimming pool

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In addition, a release of 20 linked villas was undertaken in late 2012 by a third party developer at Muscat Hills. The units compromise modern style townhouses with almost 100% built up area to land plot but each home has a small plunge pool. Competitively priced, 100% sell out was achieved by early 2013.

		Sale Price end		RO. Per	Current $ per
Product	Bedrooms	2013	Area	square meter	square meter
Hilai	3	RO. 195,000	273	715	1,859
Qamar	4	RO. 225,000	328	686	1,783
Samaar	5	RO. 250,000	327	688	1,788
Toos	5	RO .270,000	290	862	2,241

In 2014, a zone of land fronting the project, with ITC status but without the benefit of being within the community was sub divided into plots of circa 7,500 square meters. These plots have been onward sold to independent investors with the benefit of commercial/residential planning consent. It is understood that values approaching RO 600 per square meter have been achieved for these lands.

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Rental Values

There is a high demand for rental space at the development and this has lead to a strengthening of values over the last 12 months. There is currently 100% occupancy.

	Estimated Current Market	Achieved Rental	Initial yield on	Current
Product	Value RO	Value RO	original value	yield
2 Bed Apartments	RO. 135,000	9,600	8.85%	7.11%
3 Bed Penthouses	RO. 300,000	15,000	8.33%	5.0%
3 Bed Villas	RO. 350,000	19,200	12.8%	5.48%
4 Bed Villas	RO. 400,000	19,800	11.31%	4.95%
5 Bed Villas	RO. 525,000	21,600	11.37%	4.11%

Comments

This development was the first and can be regarded as the most “troubled” development. Financing issues caused considerable delays and phase 2 has been significantly delayed. However, at time of reporting it can be stated that Muscat Hills is the most sought after ITC development from both a rental and purchase perspective. Irrespective of this, re-sales activity has been low reflecting the attractive yields shown on original purchase price and the lack of sellers as a result.

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The Wave

Development details

Location:	Seeb, Muscat (on coast close to Seeb Airport)
Developer:	Majjid Al Futaim
Land size:	2.5 million square meters
Properties:	1,630 villas / townhouses & 2,770 apartments
Project Investment:	RO 310 million
Ownership type:	Absolute freehold
Features:	Beachfront location, golf course, 300 berth marina, 15,300 square meters of retail space, 40,000 square meters of office space, four 5 & 4 star hotels.
Status:	Under construction
Projected completion date:	2017 (phased development with regular releases of properties)

The Wave Muscat was the first joint venture development between Oman Business (Pension Funds and Government) and an overseas investor/developer – Majid al Futtaim. The site covers an area of approximately 2.5 million square meters and is master planned to accommodate four 5 star hotels, a golf course, marina, commercial area and up to 4,000 residential units.

Since the first release of properties in mid 2006, nearly 2,000 properties have so far been handed over. Sales commenced at the boom time when secondary trading was abundant and this resulted in significant price enhancement. However by release 4 in 2008, the pricing had breached buyer tolerance levels and the sales momentum slowed considerably.

Buyers in releases 4 and 5 (in some instances) began to walk away from their purchase contracts, sacrificing the 10% down payment, comfortable in the knowledge that they could buy a completed property in the earlier releases and still profit from the situation. Later releases of scaled down product ensured sales continued within buyer tolerance levels.

The latest’s release of villas known as Reehan Residences consisted of 3 and 5 bedroom townhouses and villas, of which it is understood approximately 70% has been sold since launch in summer 2014. Significantly smaller plot sizes and denser development characterize this release.

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Product (Releases to date)

		Initial sales launch	Current sales	Current RO.
	Gross internal	price (average)	price (average)	Per square	Current $ Per
Product	area	2006	Q4 2014	meter	Square meter
1 Bed Apartment	82 sqm	RO. 89,000	RO. 100,000	1,220	3,171
2 Bed Apartment	101 sqm	RO. 129,000	RO. 150,000	1,485	3,861
3 Bed Apartment	166 sqm	RO. 179,000	RO. 210,000	1,265	3,289
2 Bed T/H	151 sqm	RO. 85,000	RO. 180,000	1,192	3,099
3 Bed T/h	235 sqm	RO. 110,000	RO. 200,000	851	2,213
3 Bed Villas	239 sqm	RO. 181,000	RO. 280,000	1,171	3,044
4 Bed Villas	270 sqm	RO. 206,000	RO. 300,000	1,111	2,888
5 Bed Villas	345 sqm	RO 268,000	RO. 450,000	1,304	3,391
Reehan Residences 2014
5 Bed Villa	441 sqm		RO. 440,000	998	2,595
3 Bed Townhouse	265 sqm		RO. 252,000	950	2,470

Of interest was the launch of ocean front properties in 2007, the only such release to date. A formal auction of the lots was held and buyer activity was frenetic. The chart below represents the actual sale value bid, later reduced by the developer as buyer enthusiasm was clearly out of control at the event. However it demonstrates the high demand base for waterfront, quality property.

Auction - Beach Front Properties 1/12/2007

Plot No		Land Area	Built Up	Sale Price RO.	$ PSM	RO PSM

411	Beach Front	851	715	2,350,000	8,545	3,287
370	Beach Front	794	555	2,250,000	10,541	4,054
400	Beach Front	788	447	2,550,000	14,832	5,705
404	Beach Front	840	715	2,150,000	7,818	3,007
408	Beach Front	841	555	1,850,000	8,667	3,333
412	Beach Front	756	450	1,800,000	10,400	4,000
406	Beach Front	800	515	1,850,000	9,340	3,592
402	Beach Front	756	540	1,800,000	8,667	3,333
373	Beach Front	763	515	1,800,000	9,087	3,495
375	Beach Front	765	447	1,750,000	10,179	3,915
407	Beach Front	929	715	2,050,000	7,455	2,867
413	Beach Front	840	555	2,000,000	9,369	3,604
409	Beach Front	770	540	1,800,000	8,667	3,333
410	Beach Front	847	555	2,000,000	9,369	3,604
Average Price per square meter					9,310	3,581

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The previous glut of re sales has reduced and values appear firm in the secondary market. As the development matures, the marina and retail is completed, it is becoming a highly demanded place to live and as such rental values are firming. On average, yield returns from completed properties are amounting to sub 5% per annum.

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Shangri La Barr Al Jissah Resort & Spa

Location:	Barr Al Jissah Beach (15 minutes drive to the SE of the Central Business District)
Developer:	Zubair Corporation
Land size:	500,000 square meters
Properties:	11 villas, 56 townhouses
Project Investment:	RO 150 million
Ownership type:	Absolute freehold
Features:	Beachfront location, marina, souk, retail space, three luxury hotels.
Status:	Hotel resorts completed with residential component under construction.
Actual completion date:	January 2010

Situated at the Barr Al Jissah bay the Shangri La hotel development was developed as a joint venture between the Oman Government and the Zubair Corporation. The site covers an area of approximately 500,000 square meters with a choice of three 5 star resort hotels and spa facilities. Following the success of the hotel development, residential units were created directly by Zubair Group and were released for sale in 2007 end. The properties were sold in a fast manner with price enhancement of 30% achieved on a square meter basis over the week long selling period.

Product

Product	Gross internal area	No. Units	% of Product Offering
4 Bed Townhouses	292 sqm	56	79%
4 Bed Villas	530 sqm	4	5.5%
5 Bed Villas	589 sqm	11	15.5%

Pricing

	Gross
	internal	Initial sales launch price	Current asking sales price	Current RO. Per square
Product	area	(average) 2007	(average) Q4 2014	meter
4 Bed T/H	292 sqm	RO. 300,000 +	RO. 450,000	1,541
4 Bed T/H Cliff edge	292 sqm	RO. 400,000 +	RO. 650,000	2,226
Luxury Villas	530 sqm	RO. 1,000,000	RO. 1,200,000	2,264
Superior Villas	589 sqm	RO. 1,250,000	RO. 1,600,000	2,716

Note: For Superior Villas this is asking price with no sale evidence at this level

Ongoing structural defects at the property in zone Dawn have lead to investor concerns and this has effectively halted the re-sale market at this area. Phase 2, 65 luxury apartments is due for release by 2015.

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Rental Rates

There remains limited letting activity at the development to date. On account of the time travel distance from the business district areas of Muscat, demand has been low for all property types and this reflects in the lower than originally expected rental levels.

	Current sales price (average)	Current rental value
Product	Q4 2014	RO	Initial Yield
4 Bed T/H	RO. 450,000 +	19,200	4.26%
Luxury Villas	RO. 1,000,000	30,000	3.0%
Superior Villas	RO. 1,600,000	54,000	3.375%

This development saw significant capital growth with RO. 2,570 per square meter being achieved for the townhouses at the peak (early 2008). However, ongoing delivery delays and questionable quality standards have damaged the project’s reputation and few sales are being achieved even at the current (considered too low) values. It is anticipated that when the ongoing buyer/management concerns are finalized that the development will show higher rates overall.

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APPENDIX VI

Development Agreement (Linkage) & Land Title Papers

Schedule 1

Krooki; Mulkiya; Sea Area; Layout

Notwithstanding anything to the contrary contained anywhere else in this Development Agreement or in the Schedules to this Development Agreement, the Parties hereby agree that:

I.	the Krooki dated June 16, 2014 as defined in Clause 1 and shown below as Part A of this Schedule 1 is the Krooki for the Existing Land, and

II.	any diagrams, drawings, photographs or the like contained in any Schedule to this Development Agreement showing boundaries of the Existing Land different from the boundaries shown in the Krooki are indicative only and are hereby amended to represent and mean the boundaries of the Existing Land as definitively shown in the June 16, 2014 Krooki.

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Part A

Krooki dated June 16, 2014

ارمايجن

Sultanate of Oman
Ministry of Housing

سلطنة عمان
وزارة الإسكان

الرقم المسلسل	01-05-012-01-1
الولاية	AL SEEB
رقم الخريطة	627-614
المدينة - القرية	AL MAWALEH NORTH

رسم مساحي لقطعة أرض

بيانات القطعة

PLOT NO :	1	١	القطعة :
BLOCK :	PHASE 1	المرحلة ١	المربع :
AREA :	1000000 SQ. M.	١٠٠٠٠٠٠ متر مربع	المساحة :

[شروط البناء]

USE:		الإستعمال :
HT:	AL NOOR CITY / MINISTRY OF TOURIST — مدينة النور / وزارة السياحة	الإرتفاع :
FLOORS :		عدد الطوابق :
B. AREA :		نسبة البناء :
SETBACKS :		الإرتدادات :
FRONT :	BACK : / الخلف :	الأمام :
SIDE :		الجانبين :
PARKING :		موقف :
CONDITIONS :		شروط أخرى :

إعتماد خرائط الموقع العام من دائرة تخطيط مسقط

Site plan maps to be approved by the planning department

المخطط — التاريخ ٢٠١٤/٦/١٦م

الموقع العام — 1: 40000

WGS 84 — الإسقاط

1: 20000

LINE		EASTING	NORTHING	DIST
1	2	628278.25	2614278.04	239.00
2	3	628138.47	2614085.18	271.32
3	4	627979.78	2613865.12	44.17
4	5	627935.89	2613862.44	193.32
5	6	627742.58	2613872.58	0.00
6	7	627742.58	2613872.56	61.75
7	8	627753.06	2613933.41	81.51
8	9	627673.58	2613951.38	108.05
9	10	627565.32	2613964.46	60.00
10	11	627555.25	2613905.31	109.48
11	12	627447.38	2613924.02	34.53
12	13	627468.61	2613952.69	138.14
13	14	627354.33	2614033.18	27.06
14	15	627338.57	2614011.19	376.51
15	16	627031.56	2614229.14	14.11
16	17	627029.24	2614243.08	18.83
17	18	627040.21	2614258.37	56.20
18	19	626995.34	2614290.53	18.86
19	20	626984.35	2614275.20	12.61
20	21	6269[illegible].63	2614273.74	150.01
21	22	626865.40	2614379.45	121.22
22	23	626793.58	2614476.97	169.37
23	24	626711.84	2614625.23	0.22
24	25	626711.37	2614625.52	633.96
25	26	6271[illegible].79	2615061.30	219.98
26	27	627357.32	2614943.14	75.83
27	1	627416.83	2614896.78	1050.58

AREA = 1000000 SQ.m.

CENTEROID: 627471.516,2614413.915

الملاحظات	دائرة المساحة		
OLD PAIN : 1-35-068-01-401		التوقيع — التاريخ	المساح
OLD P. NO : 1		التوقيع — التاريخ 16/06/2014	الرسام ZAINAB
OLD BLOCK : 74 SW	ختم الدائرة	التوقيع — التاريخ ٢٠١٤/٦/١٦	المدقق
		MUBARAK AL AMRI ٢٠١٤/٦/١٦	المدير

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Part C

The Sea Area

The Parties hereby agree as follows:

The area constituting the Sea Area, in respect of which an Environmental Impact Assessment has beeneffected, will evolve and change shape as the Project is Developed and Reclaimed Land and Created Waterways come into existence.

The dimensions and location of the Sea Area are indicatively shown in the drawing below and the Ministry of Tourism (“MOT”) hereby agrees and consents to the final dimensions and location of the Sea Area, provided that, the Project Company receives the prior written Approval for such final dimensions and location from the Ministry of Environment and Climate Affairs within 12 Months after the Effective Date.

Subject always to this Development Agreement and the Law the Project Company shall have no claim or right of action against the MOT in the event that the Ministry of Environment and Climate Affairs does not Approve the dimensions and location of the Sea Area as contemplated by this Development Agreement as stated below in this Part C of Schedule 1.

The Sea Area at any time is never Reclaimed Land or Created Waterways and it will be that rectangular area of the Gulf of Oman indicatively shown below and which rectangle:

(i)	has a side (the “First Side”) that is co-existent with that line in the Gulf of Oman which is the high high water mark (“HHWM”) adjacent to theKrooki boundary line facing the Sea Area (the “Outer Boundary”), and

(ii)	has an opposite and parallel side (the “Second Side”) the coordinates of which are perpendicular to the First Side and subject to the approval of the Ministry of Environment and Climate Affairs, is one hundred thirty (130) meters in a north-easterly direction from the First Side, and

(iii)	is bounded on its other two sides by:

a)	a side (the “Third Side”) which is that line originating at the point that is the north-western boundary point of the Krooki and running perpendicular to and through the First Side up to that point where it intersects the Second Side, and

b)	a side (the “Fourth Side”) which is parallel to the Third Side and which Fourth Side is that line originating at the point that is the south-eastern boundary point of the Krooki and running perpendicular to and through the First Side up to that point where it intersects the Second Side.

The Sea Area on the Execution Date is indicated by the drawing below in Part C of this Schedule 1 and the Parties hereby agree that the “Sea Bed” means that part of the Project Area that at any time has the same coordinates as the Sea Area andwhich is under the Sea Area.

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(All dimensions shown are indicative only)

52

Part D

Layout Plan:

Aerial Photograph and

Contour survey map

[Note: The Parties agree that this is an indicative Layout Plan only and shall at all times be subject to any Approvals which the Law requires from the relevant Government Authorities.]

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Site Contour Map

PLOT No. 74 SW
AL HAIL NORTH, AL SEEB
PARKING AREA
PROJECT BOUNDARY
SCALE 1:3,000

6

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Sultanate of Oman
Muscat
Ministry of Tourism

LAND HELD IN USUFRUCT CONTRACT
Designated to Integrated Tourism Complexes

Contract No.:
Name of Project: Omagine Project
Governorate/State/District: Muscat
Name of Investment Company (Beneficiary): Omagine LLC

USUFRUCT CONTRACT

THIS USUFRUCT CONTRACT ("Contract") is made and entered into on the____day of August2014, BETWEEN

THE Government of the Sultanate of Oman, represented in this Contract by the MINISTRY OF TOURISM
Address: P.O. BOX 200, P.C. 115, Madinat Al-Sultan Qaboos, Sultanate of Oman, referred to hereinafter as (the "First Party"); and

Omagine LLC, a limited liability company registered under the laws of Oman and having commercial registration number 1080151. Address: PO Box 708, Madinat Al Sultan Qaboos, PC 115, Sultanate of Oman, Referred to hereinafter as the "Second Party"

Preamble

Whereas, the First Party owns the plot of land No. (1) in Block No. (74SW) located in Al Hail North, Governorate/State/District of Al Seeb, with a total area of (1000000 square meters) shown in the attached drawing referred to hereinafter (the "Land").

Whereas, the First Party has agreed to award the Second Party the rights of Usufruct over the Land in order to implement the works set

سلطنـــــة عمـــــان
مسقط
وزارة السيـــــاحة

عقد حق انتفاع بأرض
مخصصة للمجمعات السياحية المتكاملة

رقم العقـــــــد:
إسم المشــــروع:
المحافظة / الولاية/المنطقة:
اسم الشركة المستثمرة (المنتفع): أوماجن ش.م.م

عقد حق انتفاع

انه في يوم .الموافق .تم إبرام هذا العقد بين كل من:

حكومة سلطنة عمان تمثلها في توقيع هذا العقد وزارة السـياحة، وعنوانهـا: ص. ب /200 – ر . ب / 115 مدينة السلطان قابوس – سلطنة عمان. ويشار إليها فيما بعد بـ (الطرف الأول). و

شركة اوماجن ش.م.م المسجلة في سلطنة عمان وتحمل السجل التجاري رقم (1080151) وعنوانها: ص.ب. 708، مدينة السلطان قابوس، الرمز البريدي 115 – سلطنة عمان، ويمثلها في توقيع هذا العقد: () ويشار إليها فيما بعد بـ (الطرف الثاني).

تمهيد

يمتلك الطرف الأول قطعة الأرض رقم (1) بمربع رقم (74 SW) الواقعة في شمال الحيل ولاية السيب والبالغة مساحتها مليون متر مربع (1000000م^2) والمبينة بالرسم المساحي المرفق ويشار إليها فيما بعد بـ (الأرض).

وحيث أن الطرف الأول وافق على منح الطرف الثاني حق الانتفاع بالأرض للقيام بالأعمال (أ) المبينة في المخطط الشمولي للمشروع والموافق عليه من الطرف الأول حسب أحكام اتفاقية التطوير و(ب) اتفاقية

55

out in (a) the master plan of the Project approved by the First Party pursuant to the Development Agreement and (b) the Development Agreement,

التطوير.

Whereas the First Party and the Second Party have signed a Development Agreement setting out in detail the terms and conditions governing the development, use and sale of the Land.

وحيث أن الطرف الأول والطرف الثاني قد أبرما فيما بينهما اتفاقية تطوير لتقرر تفصيلا البنود والشروط التي تحكم تطوير المشروع واستغلال وبيع قطعة الأرض.

Therefore, the Parties agreed to conclude this Contract according to the following terms and conditions :

عليه، فقد اتفق الطرفان أن تكون أحكام وشروط هذا العقد على النحو الآتي:

ARTICLE 1

1. The foregoing Preamble, the Laws and Regulations governing lands held in Usufruct in the Sultanate of Oman shall be part and parcel of this Contract, and shall be concurrently read and interpreted with them. This Contract shall also be an integral part of the Development Agreement entered into between the Parties, together with the schedules thereto. In case of any conflict between this Usufruct Contract and the Development Agreement, the provisions of the Development Agreement shall prevail.

2. The Second Party acknowledges to have lawfully inspected the Land held in Usufruct in a manner that excludes ignorance, and agrees to hold it in Usufruct, without any right of recourse on the First Party with respect to rights other than those provided for in the Development Agreement.

3. The Second Party shall be entitled to divide the Land into separate parcels, blocks, units or parts and to assign all or part of its rights hereunder to third parties pursuant to the Law promulgated by Royal Decree 12/2006 and its Executive Regulations on ownership of real estate in integrated tourism complexes.

البند الأول:

1- يعتبر التمهيد السابق والقوانين واللوائح المنظمة للانتفاع بأراضي السلطنة جزءاً لا يتجزأ من هذا العقد وتقرأ وتفسر معه. كما يعتبر هذا العقد جزء لا يتجزأ من اتفاقية التطوير الموقعة مع الطرف الثاني ومرفقاتها ، وأنه في حالة وجود أي خلاف أو تعارض بين نصوص هذه الاتفاقية واتفاقية التطوير فإن نصوص اتفاقية التطوير تكون هي السائدة.

2- يقر الطرف الثاني بأنه عاين الأرض محل الانتفاع المعاينة النافية للجهالة قانوناً وانه قبل الانتفاع بها طبقاً لوضعها الراهن دون أن يحق له الرجوع على الطرف الأول بأية حقوق خلاف تلك المنصوص عنها في اتفاقية التطوير .

3- يحق للطرف الثاني تجزئة الأرض طبقاً لأحكام النظام الصادر بالمرسوم السلطاني (2006/12) ولائحته التنفيذية في شأن تملك العقارات في المجمعات السياحية المتكاملة.

ARTICLE 2: TERM OF USUFRUCT

1. The First Party shall, pursuant to this Contract, grant the Second Party, the Usufruct rights over the Land for a period of fifty years (the "Usufruct Term"), renewable subject to a written agreement betweenthe Parties

البند الثاني: مدة الانتفاع:

1. يمنح الطرف الأول للطرف الثاني بموجب هذا العقد ، حق الانتفاع بالأرض وذلك لمدة خمسين سنة قابلة للتجديد بناءً على اتفاق كتابي بين الطرفين.

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2. The Usufruct Term shall commence from the date of registration of this Contract.

2. يبدأ سريان حق الانتفاع بالأرض اعتباراً من تاريخ تسجيل هذا العقد.

ARTICLE 3: OBLIGATIONS OF THE FIRST PARTY

البند الثالث: التزامات الطرف الأول:

1. The First Party shall deliver the Land free of any encumbrances or rights limiting the Usufruct and warrants that no government body or third party will obstruct the Second Party during the Term of Usufruct; failing which, the Second Party shall have the right to terminate this Contract without prejudice to his right to demand payment of damages as set out in the Development Agreement.

1. تسليم الأرض إلى الطرف الثاني خالية من أية موانع أو حقوق تنتقص من حق الانتفاع ويضمن عدم التعرض للطرف الثاني طوال مدة العقد من قبل أية جهة حكومية أو الغير و إلا كان للطرف الثاني الحق في إنهاء هذا العقد دون الإخلال بحقه في المطالبة بالتعويض وفقا لما هو منصوص عليه في اتفاقية التطوير.

2 The First Party shall register this Contract with the Real Estate Registry at the Ministry of Housing, Sultanate of Oman on or immediately after ratification of the Development Agreement. The registration charges shall be at the expense of the Second Party.

2. تسجيل هذا العقد لدى أمانة السجل العقاري بوزارة الإسكان بسلطنة عمان فور او مباشرةً بعد اعتماد اتفاقية الطوير. و تكون رسوم التسجيل على نفقة الطرف الثاني .

3 The Second Party shall be granted exemption from payment of Usufruct rates and incentives and concessions in accordance with pertinent regulations as set out in the Development Agreement.

3. منح الطرف الثاني إعفاءً من سداد مقابل حق الانتفاع ومنحه حوافز وامتيازات وفقا للنظم المعمول بها الصادرة في هذا الشأن والمشار إليها في اتفاقية التطوير.

4. The Second Party shall be exempted from payment of the Annual Usufruct Rent during the first five (5) years of this Contract starting from the date of the registration of the Usufruct Rights in the name of the Second Party

4. يعفى الطرف الثاني من دفع بدل الانتفاع خلال السنوات الخمس الأولى من مدة الانتفاع. وتبدأ مدة الإعفاء من تاريخ تسجيل حق الانتفاع باسم الطرف الثاني.

ARTICLE 4: OBLIGATIONS OF THE SECOND PARTY

البند الرابع: التزامات الطرف الثاني:

The Second Party commits to:

يلتزم الطرف الثاني بما يأتي :

1.Pay an annual usufruct fee being(0.300 Omani Riyals multiplied by the Existing Land (in square meters) X 30%), provided that the Annual Usufruct Fee shall be reduced in proportion with any part of the Existing Land that the Government has received the Land Price for.

1. يلتزم المنتفع بسداد مقابل حق انتفاع سنوي يتمثل بحاصل ضرب (0,300) ريال عماني مضروباً في مساحة الأرض الإجمالية بالأمتار المربعة مضروباً في 30%. ويتم إنقاص ما يقابل أية مساحة يتم دفع ثمنها إلى الحكومة من المساحة المتوجب دفع بدل انتفاع عنها.

2. Pay to the First Party a delay penalty

2. سداد غرامة تأخير بواقع (6%) إلى الطرف

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equivalent to six percent (6%) per annum of the unpaid balance of the Annual Usufruct Rent. This penalty shall apply from the due date through the date of settlement.

3. Pay all chargeable taxes and levies as they fall due, unless fully or partly exempted from them pursuant to the provisions of laws and regulations prevailing in the Sultanate.

4. Take all necessary measures to protect the boundaries of the Land from any trespassing and maintain the Land, buildings and installations constructed by the Second Party or over which the Second Party has usufruct rights pursuant to this Contract and which were constructed pursuant to the Development Agreement and strictly use it for the intended purpose only.

5. Comply with the terms and conditions of the Development Agreement and all applicable laws and regulations in the Sultanate of Oman.

6. The Second Party shall begin executing the Project according to the provisions of the Development Agreement.

7. The Second Party shall not take any legal or physical action in relation to the Land subject of Usufruct for a period beyond the expiry date of the Usufruct.

8. Insure the buildings and installations together with fixed and movable assets constructed pursuant to the Development Agreement and owned by the Second Party or over which the Second Party has usufruct rights pursuant to this Contract (collectively, "Installations") during the Contract Term against any "Insurable Risk" with respect to losses or damages to such Installations regardless of how they are caused, subject always to the reasonable exclusions of the insurance coverage in force as agreed, provided that the insurance covers the value of such Installations. In the event that such Installations are destroyed or damaged as a result of an Insurable Risk, the Second Party shall file an insurance claim with respect to such damage or destruction (an "Installation Claim"). Upon obtaining the necessary

الأول من الرصيد غير المدفوع من مقابل حق الانتفاع. وتسري هذه الغرامة من تاريخ استحقاق المبلغ وحتى تاريخ سداده.

3. سداد كافة الضرائب والرسوم وقت استحقاقها. ما لم يعف الطرف الثاني من سداد تلك الضرائب والرسوم أو أي جزء منها وفقاً لأحكام القوانين واللوائح المعمول بها في السلطنة.

4. اتخاذ التدابير اللازمة لحماية حدود الأرض من أي تعد والمحافظة عليها وعلى المباني والمنشآت المشيدة بها من قبل الطرف الثاني او التي منح الطرف الثاني حق الانتفاع بها او تم إنشاؤها وفقاً لأحكام اتفاقية التطوير وإبقائها بحالة جيدة وعدم استخدامها في أية أغراض غير المصرح بها.

5. الالتزام ببنود اتفاقية التطوير والقوانين واللوائح المعمول بها في سلطنة عمان

6. البدء في تنفيذ المشروع وفقا لما هو موضح في اتفاقية التطوير.

7. عدم إجراء أية تصرفات قانونية أو مادية تتعلق بالأرض المنتفع بها تتجاوز مدتها تاريخ انتهاء حق الانتفاع.

8. التامين على المباني والمنشات بملحقاتها الثابتة والمنقولة التي تم إنشاؤها وفقاً لأحكام اتفاقية التطوير من قبل الطرف الثاني والمملوكة له او فوق تلك التي تم منح الطرف الثاني حق الانتفاع بها بموجب هذا العقد (ويشار إليها فيما يلي بـ "المنشآت") خلال مدة العقد، ضد أية خسائر أو أضرار مهما كانت أسبابها وذلك تبعاً للاستثناءات المعقولة المتفق عليها التي تتضمنها وثيقة التأمين، بحيث تغطي مبالغ التأمين تكاليف المباني والمنشات وملحقاتها. وفي حالة عدم صلاحية المباني والمنشات بسبب تدميرها أو إتلافها نتيجة لحدوث أي من الأخطار المؤمن ضدها فعلى الطرف الثاني تقديم مطالبة بذلك الى المؤمن، وفور الحصول على التصاريح اللازمة أو أية موافقات أخرى على الطرف الثاني استخدام أموال التأمين في إعادة تلك المباني والمنشات إلى الحالة التي كانت عليها لتصبح صالحة للاستغلال على النحو

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permits and approvals from the First Party, the Second Party shall apply the proceeds, if any, received from an insurer with respect to any such Installation Claim ("Proceeds") to the reconstruction and restoration of the damaged or destroyed Installations that are the subject matter of such Installation Claim. The Second Party shall use its best efforts to repair such Installations such that they are returned to the state they were in immediately prior to the occurrence of such damage or destruction.

الذي كانت عليه قبل وقوع الضرر.

ARTICLE 5: DISPOSAL OF THE USUFRUCT

البند الخامس: التصرف في حق الانتفاع:

1. Subject to Article 2 of the Royal Decree No. 12/2006, the Second Party, in order to finance the Project, shall have the right to assign all or part of the rights granted to it by virtue of this Contract to another party, or to mortgage the Usufruct right applicable to the Land and all the structures existing thereon as set out in the Development Agreement.

1. بمراعاة أحكام المادة (2) من المرسوم السلطاني رقم (2006/12) المشار إليه، يحق للطرف الثاني التنازل عن حق الانتفاع المقرر له بموجب هذا العقد إلى طرف آخر أو أن يرهن هذا الحق وكافة المنشآت المقامة على الأرض بغرض تمويل المشروع وفقا لما هو مقرر في اتفاقية التطوير

2.The deed of assignment or mortgage shall stipulate that the rights and obligations of the Second Party, as stipulated under this Contract shall apply to the transferee or the mortgagee in lieu of the Second Party, even in the event that the Second Party ceases to exist as a legal entity.

2. يشترط أن يتضمن عقد التنازل أو الرهن ما يفيد التزام المتنازل إليه أو المرتهن بكل أحكام عقد الانتفاع حتى نهاية مدته ولو انقضى الوجود القانوني للطرف الثاني.

3. In accordance with the provisions of the law promulgated by Royal Decree No. (12/2006) and its Executive Regulations, the Second Party shall be entitled to sell the Land pursuant to the terms and conditions stipulated in the referred to Law and its Executive Regulations as well as the provisions of the Development Agreement

3. يحق للطرف الثاني، طبقا لأحكام المرسوم السلطاني رقم (2006/12) ولائحته التنفيذية، بيع الأرض وفقا للقواعد والشروط المنصوص عليها في النظام المشار إليه ولائحته التنفيذية وبنود اتفاقية التطوير.

ARTICLE 6: OBLIGATORY SUSPENSION OF THE PROJECT DUE TO A FORCE MAJEURE

البند السادس: التوقف القهري للمشروع:

In cases of Force Majeure that prevent any of the parties to perform their duties, the pertinent provisions in the Development Agreement shall apply.

إذا حدثت ظروف قاهرة، حالت دون قيام احد الطرفين أو كليهما من الوفاء بالتزاماته الواردة في هذا العقد تم تطبيق ما هو متفق عليه في شأن الظروف القاهرة باتفاقية التطوير.

ARTICLE 7: TERMINATION OF

البند السابع: إنهاء العقد:

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In the event that the Second Party fails to complete the Minimum Build Obligations as set out in the Development Agreement, the First Party may terminate this Contract provided that the First Party also terminates the Development Agreement. Repossession and compensation shall be governed by the Development Agreement.

إذا أخل الطرف الثاني بأي من الالتزامات الواردة في هذا العقد أو فشل في تنفيذ المشروع طبقا للجدول الزمني الموضح في اتفاقية التطوير ، جاز للطرف الأول إنهاء هذه الاتفاقية واسترداد الأرض ووفقا لما هو وارد في اتفاقية التطوير.

ARTICLE 8: General Provisions

1. Upon expiry of this Contract and unless it has been renewed or extended by the Parties, the buildings and structures on the Land which have not yet been duly transferred from Usufruct to freehold title (i.e. if transfer of title has not been duly registered with the government or for which the right to acquire freehold title has not been validly assigned), shall become the property of the First Party, all subject to the provisions of Development Agreement.

2. The termination of this Contract in line with Article sevenshall be without prejudice to the registered rights of third parties in connection with the Usufruct, such as mortgage, or any other usufruct right accruing during the Usufruct Term.

البند الثامن: أحكام عامة:

1. فور انتهاء هذا العقد وفي حالة ما لم يتم تجديده أو تمديد فترة سريانه من قبل الطرفين وفقا لبنود وشروط جديدة، تؤول للطرف الأول ملكية المباني والمنشآت الكائنة على الأرض والتي لم تكن قد حولت بعد كما ينبغي من حق الانتفاع لحق ملكية (أي لم يتم استكمال تسجيل الملكية لدى الحكومة أو التي لم يتم التنازل عن الحق في تملكها ملكية خالصة بشكل صحيح) وذلك كله مع مراعاة أحكام اتفاقية التطوير.

2. لا يخل إنهاء عقد حق الانتفاع على النحو الوارد في البند السابع ، بحقوق الغير المسجلة على حق الانتفاع كالرهن أو أي حق انتفاع آخر أو وغيره، المترتبة عليه خلال مدة الانتفاع.

ARTICLE 9: APPLICABLE LAW AND DISPUTE RESOLUTION

1. This Contract shall be governed by the Laws, Rules and regulations applicable in the Sultanate of Oman.

2. Any dispute arising between the Parties in connection with any of the terms of this Contractshall be settled in accordance with the dispute resolution mechanism and arbitration as set out in the Development Agreement.

3. The Parties agree that in case of any conflict between this Contract and the Development Agreement, the Development Agreement shall prevail.

4. All provisions of the Development Agreement shall survive the termination of

البند التاسع: القانون واجب التطبيق والمنازعات:

1- يخضع هذا العقد - في تفسيره وتنفيذ أحكامه - للقوانين واللوائح والنظم والإجراءات المعمول بها في سلطنة عمان.

2- تتم تسوية أي نزاع ينشأ بين الطرفين بسبب هذا العقد وفقا لآلية تسوية المنازعات والتحكيم الواردة في اتفاقية التطوير .

3- اتفق الطرفان علي أنه في حالة وجود أي تضارب بين نصوص هذا العقد واتفاقية التطوير، تسرى نصوص اتفاقية التطوير.

4- إذا أشار عقد الانتفاع في بنوده إلى اتفاقية التطوير ، فإن نصوص اتفاقية التطوير المشار إليها في العقد

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the Development Agreement to the extent they are applicable to the Usufruct.

تظل سارية بعد انتهاء اتفاقية التطوير بالقدر الذي تسري فيه تلك النصوص على حق الانتفاع .

ARTICLE 10: NOTICES

البند العاشر : عنوان الطرفين

1. Both Parties have designated the addresses shown in the Preamble of this Contract as their addresses. Each Party shall notify the other Party in case of a change in address and no correspondence shall be valid unless sent to this address.

1. اتخذ كلا الطرفين العنوان الموضح بديباجة العقد عنواناً له، ويلتزم المنتفع عند تغيير عنوانه بإخطار الوزارة بذلك، ولا يكون لأي من المراسلات حجية ما لم ترسل على هذا العنوان.

2. This Contract has been drawn in five (5) original copies signed by the Parties, a copy of which is delivered to the Second Party, two copies to the First Party, and a copy to each of the Ministry of Finance and the Real Estate Registry within the Ministry of Housing.

2. حرر هذا العقد من خمس نسخ أصلية، تم التوقيع عليها بين الطرفين تسلم للطرف الثاني نسخة منها ونسختين للطرف الأول وترسل نسخة لوزارة المالية وأخرى لأمانة السجل العقاري بوزارة الإسكان.

ARTICLE 11: CONTROLLING LANGUAGE

البند الحادي عشر: لغة العقد

In the event that this Contract is read in a language other than the Arabic language, the Parties hereto acknowledge and agree that the Arabic language version hereof shall prevail in case of inconsistency or contradiction in interpretation or translation of this Contract.

في حالة قراءة هذا العقد بلغة غير اللغة العربية، فإن الأطراف الموقعة عليه تقر وتوافق على الاعتداء بالنص المكتوب باللغة العربية إذا وجد اختلاف أو تضارب في التفسير أو الترجمة.

First Party(Ministry)

الطرف الأول (الوزارة)

SIGNED for and on behalf of **THE MINISTRY OF TOURISM OF THE SULTANATE OF OMAN:**

وزارة السياحة

التوقيع

الختم

By: ______________________

H.E. Ahmed bin Nasser Al-Mahrizi

Minister of Tourism

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